Exhibit 10.29

SUPPLEMENT TO EMPLOYMENT AGREEMENT

This Supplement to Employment Agreement (this “Agreement”) is made and entered into as of September 14, 2005 (the “Execution Date”), by and among Aegis Communications Group, Inc., a Delaware Corporation (the “Parent”), Advanced Telemarketing Corporation, a Nevada corporation (“ATC”), IQI, Inc., a New York corporation (“IQI”) (together, Parent, ATC, and IQI are referred to as the “Company”), and Kannan Ramasamy (“Ramasamy” or “Employee”).

RECITALS

Whereas, Employee is presently employed by the Company and serves as director, President and Chief Executive Officer of the Parent and Chief Executive Officer of IQI and ATC and has entered into an Employment Agreement with the Company dated as of September 14, 2004, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

Whereas, the Company and Employee mutually desire to supplement and modify the contractual employment relationship as of September 14, 2005.

Now, therefore, in consideration of the mutual acts, payments, and promises described and agreed to be performed herein, Employee and the Company agree as follows:

1. Modification of Employment Agreement.

(a) Section 2(a) of the Employment Agreement is hereby amended in its entirety as follows:

“Employee will initially serve in the capacity as Chief Executive Officer of each of the Company and the Parent, subject in each case to the reasonable supervision of the respective Boards of Directors of the Company and the Parent. In such capacity, Employee will have all necessary powers to discharge his responsibilities, subject in each case to the reasonable supervision of the respective Boards of Directors. The respective Boards of Directors of the Company and the Parent may from time to time define the title and duties of the Employee hereunder in furtherance of the respective business of the Company and the Parent.”

(b) Section 2(c) of the Employment Agreement is hereby amended in its entirety as follows:

“Employee will comply with the written rules and regulations of the Company and the Parent respecting their businesses and perform the reasonable directives and policies of the Company and the Parent as they may from time to time be stated to Employee verbally or in writing by the Board of Directors of each corporation.”

(c) Section 8(c)(iv) of the Employment Agreement is hereby amended in its entirety as follows:

“Willful refusal by Employee to carry out reasonable instructions of the Company’s Board of Directors not inconsistent with the provisions of this Agreement;”

(d) The second sentence of Section 9 of the Employment Agreement is hereby amended in its entirety as follows:

“Employee agrees that he will not, except in the normal and proper course of his duties hereunder, disclose or use, or authorize any third party to disclose or use, any such Confidential Information without the prior written approval of the respective Boards of Directors of the Company and the Parent.”

(e) Annex A of the Employment Agreement is hereby amended in its entirety as set forth on Annex A hereto.

2. Ratification of Employment Agreement. Employee acknowledges, confirms, and ratifies his Employment Agreement dated September 14, 2004, which is attached hereto as Exhibit A. Employee specifically confirms that, during the course of his employment, he received special training, unique and confidential information, and actual contacts and relationships with customers and potential customers, as contemplated in Section 10 of the Employment Agreement. Accordingly, except as modified by this Agreement, Employee and the Company ratify the obligations stated in the Employment Agreement, including specifically Sections 9, 10, 11 and 13 (including arbitration).

3. Director Service. Employee and the Company agree that Employee will continue to serve as a director on the Board of Directors of the Company (the “Board”) until such time that Employee resigns from the Board or Employee is replaced and his successor is duly elected.

4. Nature of the Agreement. This Agreement and all its provisions are contractual, not mere recitals, and will continue in permanent force and effect, unless revoked as provided herein. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision will be severed and the remainder of the Agreement will continue in full force and effect.

5. Miscellaneous. (a) Any notice, demand, or request required or permitted to be given or made under this Agreement will be in writing and will be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

If to the Company:

Aegis Communications Group, Inc.

8001 Bent Branch Drive

Irving, Texas 75063

Attn: President or Chief Executive Officer

Telecopy number: (972) 868-0267

With a copy to:

Hughes & Luce, L.L.P.

1717 Main Street

Suite 2800

Dallas, Texas 75201

Attn: David G. Luther

Telecopy number: (214) 939-5849

If to Employee:

Kannan Ramasamy

#1 Dove Lane

Andover, Massachusetts 01810

The parties to this Agreement may change their addresses for notice in the manner provided above.

(b) All section titles and captions in this Agreement are for convenience only, will not be deemed part of this Agreement, and in no way will define, limit, extend, or describe the scope or intent of any provisions hereof.

(c) Whenever the context may require, any pronoun used in this Agreement will include the corresponding masculine or neuter forms, and the singular form of nouns, pronouns, and verbs will include the plural and vice versa.

(d) The parties will execute all documents, provide all information, and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

(e) This Agreement will be binding upon and inure to the benefit of the parties hereto, their representatives and permitted successors and assigns. Except for the provisions of Section 2 of this Agreement, which are intended to benefit the Company’s affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, their respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

(f) This Agreement, and the Employment Agreement which is partially modified and ratified herein, constitute the entire agreement among the parties hereto pertaining to the specific subject matter hereof.

(g) None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

(h) No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

(i) This Agreement may be executed in telecopy format and/or in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(j) THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO TEXAS PRINCIPLES OF CONFLICTS OF LAW.

(k) All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application, or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration. Provided, however, an aggrieved party may petition a federal or state court of competent jurisdiction in Dallas County, Texas for interim injunctive or other equitable relief to preserve the status quo until arbitration can be completed in the event of an alleged breach of Section 2 of this Agreement. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association (“AAA”) office located in Dallas, Texas (the “Arbitration Notice”). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the parties. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration and procedures established by AAA in effect at the time of the arbitration (the “AAA Rules”); provided, however, that the parties will have the right to exchange at least one set of written discovery requests in accordance with the Federal Rules of Civil Procedure, and each party will have the right to take at least two depositions. The decision of the arbitrator(s) will be final and binding on all parties and their successors and permitted assignees. The judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator(s) will be selected no later than 30 days after the date of the Arbitration Notice. The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules, and the arbitrator’s decision will include an award of costs (including attorneys’ fees to the prevailing party).

(l) If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

(m) No supplement, modification, or amendment of this agreement or waiver of any provision of this Agreement will be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

(n) Employee acknowledges and agrees that the Company and the Parent would be irreparably harmed by any violation of Employee’s obligations under Section 2 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company and the Parent will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. The provisions of Section 2 hereof will survive any termination of this Agreement, in accordance with their terms.

(o) No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties to this Agreement.

THE FOLLOWING PAGE IS THE SIGNATURE PAGE

EXECUTED as of the date first above written.

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Pramod Saxena
Name:
Title:

ADVANCED TELEMARKETING CORPORATION

By:	/s/ Pramod Saxena
Name:
Title:

IQI, INC.

By:	/s/ Pramod Saxena
Name:
Title:

/s/ Kannan Ramasamy
Kannan Ramasamy

EXHIBIT A

EMPLOYMENT AGREEMENT

See attached.

ANNEX A

TO SUPPLEMENT TO EMPLOYMENT AGREEMENT

Initial Compensation and Bonus

A.	INITIAL BASE SALARY: $250,000 per year.

B.	INITIAL STOCK OPTIONS: Upon the Parent’s adoption of an employee stock option plan, Employee will be granted options to purchase 3,450,000 shares of the Common Stock of the Parent at a price equal to the closing market price of the Common Stock on the date employee commences employment. The options will vest in three equal annual installments beginning as of September 14, 2004, and terminate ten years from the date of grant.

C.	SECONDARY OPTION GRANT: Effective September 30, 2005, Employee will be granted options to purchase 3,450,000 shares of the Common Stock of the parent at a price equal to the closing market price of the Common Stock on September 30, 2005. The options will vest in three equal annual installments beginning as of May 1, 2005, and terminate on May 1, 2015.

D.	FIRST YEAR BONUS: On September 14, 2005, the Employee will receive a bonus in an amount equal to his initial base salary (the “First Year Bonus”). The First Year Bonus will be paid 50% in cash and 50% in the Parent’s Common Stock (with the portion paid in Common Stock calculated from the closing market price of the Common Stock of the Parent on September 14, 2005), subject to withholding from the cash portion for applicable federal and state income and employment taxes. The full portion of the First Year Bonus payable in cash will be paid in eight consecutive installments corresponding to the Parent’s regular payroll payment dates, beginning with the first payroll date following September 14, 2005. The full portion of the First Year Bonus payable in Common Stock of the Parent will be payable on October 15, 2005; provided, that in the event the Common Stock portion of the First Year Bonus is not paid by October 15, 2005, the Employee will have the option to receive the amount due and payable in cash subject to withholding tax, and such amount will be paid in eight consecutive installments corresponding to the Parent’s regular payroll payment dates, beginning with the first payroll date following October 15, 2005.

E.	SECOND YEAR BONUS: On September 14, 2006, the Employee will receive a bonus (a “Second Year Bonus”) (i) in the amount of $75,000; plus (ii) based upon performance targets established by the Parent’s Board of Directors, within 15 days following the second anniversary of the Agreement, a bonus in an amount equal to (a) 50% of base salary if at least 100% of the performance targets are achieved, (b) 75% of base salary if at least 120% of the performance targets are achieved, and (c) 100% of base salary if at least 135% of the performance targets are achieved. Any Second Year Bonus will be paid 50% in cash and 50% in shares of the Common Stock of the Parent (based on the closing market price of the Common Stock on the second anniversary of this Agreement), subject to withholding from the cash portion for applicable federal and state income and employment taxes. The full portion of the Second Year Bonus payable in cash will be paid in eight consecutive installments corresponding to the Parent’s regular payroll payment dates, beginning with the first payroll date following September 14, 2006. The full portion of the Second Year Bonus payable in Common Stock of the Parent will be payable on October 15, 2006; provided, that in the event the Common Stock portion of the Second Year Bonus is not paid by October 15, 2006, the Employee will have the option to receive the amount due and payable in cash subject to withholding tax, and such amount will be paid in eight consecutive installments corresponding to the Parent’s regular payroll payment dates, beginning with the first payroll date following October 15, 2006.

F.	BONUS(ES) FOR SUBSEQUENT YEAR(S): For subsequent years, Parent may, in its sole and absolute discretion, pay annual performance based cash bonuses as, when, and in the amount determined in the sole and absolute discretion of the Parent’s Board of Directors or Compensation Committee.